ISSUER FREE WRITING PROSPECTUS

(RELATING TO THE PRELIMINARY PROSPECTUS

SUPPLEMENT DATED MARCH 4, 2020 AND

THE PROSPECTUS DATED SEPTEMBER 7, 2018)

REGISTRATION NO. 333-227244

MARCH 6, 2020

AFLAC INCORPORATED

¥ 12,400,000,000 0.300% SENIOR NOTES DUE 2025

¥ 13,300,000,000 0.550% SENIOR NOTES DUE 2030

¥ 20,700,000,000 0.750% SENIOR NOTES DUE 2032

¥ 10,600,000,000 0.830% SENIOR NOTES DUE 2035

FINAL TERM SHEET

Dated March 6, 2020

Issuer:	Aflac Incorporated
Securities:	0.300% Senior Notes due 2025 (the “2025 Notes”) 0.550% Senior Notes due 2030 (the “2030 Notes”) 0.750% Senior Notes due 2032 (the “2032 Notes”) 0.830% Senior Notes due 2035 (the “2035 Notes”)
Ratings (Moody’s / S&P / JCR)*:	A3 (stable) / A- (positive) / A+ (stable)
Security Type:	Senior Unsecured Fixed Rate Notes
Trade Date:	March 6, 2020
Settlement Date (T+4)**:	March 12, 2020
Denominations:	¥100,000,000 and integral multiples of ¥10,000,000 in excess thereof
Joint Book-Running Managers:	Mizuho Securities USA LLC, Morgan Stanley & Co. International plc, SMBC Nikko Securities America, Inc.
Passive Book-Running Managers:	Goldman Sachs & Co. LLC, Wells Fargo Securities, LLC
Co-Managers:	Academy Securities, Inc., BNY Mellon Capital Markets, LLC, Credit Suisse Securities (Europe) Limited, Drexel Hamilton, LLC, J.P. Morgan Securities plc, Merrill Lynch International, Mischler Financial Group, Inc., PNC Capital Markets LLC
Principal Amount:	¥12,400,000,000 (2025 Notes) ¥13,300,000,000 (2030 Notes) ¥20,700,000,000 (2032 Notes) ¥10,600,000,000 (2035 Notes)
Underwriting Discount:	0.350% (2025 Notes) 0.450% (2030 Notes) 0.500% (2032 Notes) 0.600% (2035 Notes)

Maturity Date:	September 12, 2025 (2025 Notes) March 12, 2030 (2030 Notes) March 12, 2032 (2032 Notes) March 12, 2035 (2035 Notes)
Coupon:	0.300% (2025 Notes) 0.550% (2030 Notes) 0.750% (2032 Notes) 0.830% (2035 Notes)
Yield to Maturity:	0.300% (2025 Notes) 0.550% (2030 Notes) 0.750% (2032 Notes) 0.830% (2035 Notes)
Public Offering Price:	100.0% of principal amount (2025 Notes, 2030 Notes, 2032 Notes, 2035 Notes)
Proceeds, Before Expenses:	¥56,729,650,000
Interest Payment Dates:

Semi-annually in arrears on March 12 and September 12, commencing on September 12, 2020 for the 2025 Notes

Semi-annually in arrears on March 12 and September 12, commencing on September 12, 2020 for the 2030 Notes

Semi-annually in arrears on March 12 and September 12, commencing on September 12, 2020 for the 2032 Notes

Semi-annually in arrears on March 12 and September 12, commencing on September 12, 2020 for the 2035 Notes

Record Dates:	February 26 and August 29 of each year
Par Call:	On or after June 12, 2025 (2025 Notes) On or after September 12, 2029 (2030 Notes) On or after September 12, 2031 (2032 Notes) On or after September 12, 2034 (2035 Notes)
Day Count:	30/360
Business Day Centers:	New York, London, Tokyo
Governing Law:	New York
CUSIP/ISIN/Common Code:

001055 BD3 / XS2133357157 / 213335715 (2025 Notes)

001055 BE1 / XS2133357231 / 213335723 (2030 Notes)

001055 BF8 / XS2133357314 / 213335731 (2032 Notes)

001055 BG6 / XS2133357660 / 213335766 (2035 Notes)

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**

We expect that delivery of the notes will be made to investors on or about March 12, 2020, which is the fourth Tokyo business day following the date of this final term sheet (such settlement being referred to as “T+4”). Under the E.U. Central Securities Depositories Regulation, trades in the secondary market are required to settle in two London business days, unless the parties to any such trade expressly agree otherwise. Also, under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in two New York business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes earlier than the second London business day, or the second New York business day, before March 12, 2020 will be required, by virtue of the fact that the notes initially will settle T+4, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement, and so should consult their own advisors.

The issuer has filed a registration statement (including a prospectus and related prospectus supplement) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus supplement and prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by EDGAR at the SEC web site at www.sec.gov. Alternatively, you may obtain a copy of the prospectus by calling Mizuho Securities USA LLC toll-free at 1-866-271-7403, Morgan Stanley & Co. International plc toll-free at 1-866-718-1649 or SMBC Nikko Securities America, Inc. toll-free at 1-888-868-6856 or by email at prospectus@smbcnikko-si.com.

MiFID II professionals/ECPs-only / No PRIIPs KID – Manufacturer target market (MIFID II product governance) is eligible counterparties and professional clients only (all distribution channels). No PRIIPs key information document (KID) has been prepared as not available to retail in EEA or the United Kingdom.

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